Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Image Entertainment, Inc.

Chatsworth, California

We hereby consent to the use in this joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 filed by RLJ Entertainment, Inc. of our report dated June 29, 2011, relating to the consolidated financial statements of Image Entertainment, Inc. and Subsidiaries for the years ended March 31, 2011 and 2010, which is contained in that Joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Los Angeles, California

April 12, 2012